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                     September 27, 2022

       Richard Konzmann
       Executive Vice President, Chief Financial Officer and Treasurer Arlington Asset Investment Corp.
       6862 Elm Street, Suite 320
       McLean, VA 22101

                                                        Re: Arlington Asset
Investment Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-34374

       Dear Richard Konzmann:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction